Exhibit 10.11

This Services Agreement (this “Agreement”) dated as of April 30, 2010, is made and entered into by and between Firebird Research, LLC, a New York limited liability company (“Firebird”), and EcoReady Corporation, a Nevada corporation (“EcoReady”).

RECITALS:

(a)    Firebird Ventures, LLC, a Delaware limited liability company (“Ventures”) was formed on September 9, 2009 to acquire, manage, own and operate the lighting supply business of Firebird;

(b)    EcoReady is a member of Ventures;

(c)     EcoReady has inventory and receivables financing available for use in the lighting business of Firebird as well as an established importing, warehouse and inventory management and control supply chain operation which Firebird desires to use in its business;

(d)    EcoReady has or will acquire complementary businesses and also has sales and marketing abilities; and

(e)    The parties hereto wish to enter into a services agreement pursuant to which Firebird may utilize the services of EcoReady and EcoReady may provide services to Firebird as set forth herein.

AGREEMENT:

Now, Therefore, in consideration of the mutual promises of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Supply Chain Management Services.  Commencing with the Effective Date, as hereafter set forth, and during the period Firebird is using the Financing Services (as hereinafter defined) EcoReady shall provide, upon the written request of Firebird from time to time, on an exclusive basis one or more of the following supply chain services on behalf of Firebird (collectively, the “Supply Chain Management Services”):

a.           Purchase order processing, negotiations, sourcing, supply and procurement of lighting fixtures and related products (“Products”) offered or to be offered for sale by Firebird to its customers;

b.           Import, shipment, order tracking, port clearance, customs and related services required to import  Products for sale to Firebird customers;

c.           Negotiation, contract, and similar arrangements for shipping and delivery of Products from port of entry to Firebird customers or to warehouse facilities for storage and maintenance of the Products;

d.           Storage, receipt and shipment of Products from EcoReady warehouses or other public warehouse facilities (“Warehouses”) as deemed necessary by EcoReady for storage and handling of Products;

e.           Preparation and delivery of advanced shipping notices, bills of lading, pick lists, shipping labels and similar shipping documents for delivery of Products from Warehouses to or for Firebird customers;

f.           Inventory management and control, inventory counts and preparation of inventory reports for Products at the Warehouses on a monthly or other agreed basis.

g.           Establishment and maintenance of EDI capabilities with Firebird customers;

h.           Preparation and delivery of invoices for Products delivered to Firebird customers;

i.           Collection of invoice receipts, deposit of receipts, disbursements to cover costs of Services provided by or at the direction of EcoReady under this Agreement, and remittance of net proceeds to Firebird;

j.           Maintenance of financial and operating software for providing the Supply Chain Management Services provided for herein; and

k.           Providing such other and similar services to those above listed as may be requested by Firebird in aid of the intent of the parties to have EcoReady provide Supply Chain Management Services on behalf of Firebird.

2.           Financing Services.  EcoReady shall make available to Firebird its credit, factoring and related financing services with Star Funding for the performance of the Supply Chain Management Services (the “Financing Services”).

3.           Sales and Marketing Services.  EcoReady may, at its discretion and upon Firebird’s approval, act as a sale representative or non-exclusive distributor of Firebird for sales of Products to customers developed by EcoReady on terms similar to other independent sales representatives and distributors of Firebird (the “Sales and Marketing Services”).

4.           Compensation.  EcoReady shall be compensated or reimbursed for the services to be provided hereunder, as follows:

a.           For the Supply Chain Management Services, EcoReady shall be paid a fee in an amount to be mutually agreed in writing by the parties from time to time which the parties intend to be based on EcoReady’s reasonable, market rate, actual costs in providing the Supply Chain Management Services on behalf of Firebird.  Attached hereto as Schedule A is an estimate of such costs attributable to each function described in paragraphs 1(a) through (j) above;

b.           For the Financing Services, EcoReady shall be reimbursed for all fees, interest and other charges of Star Funding as set forth on the schedule of estimated Star charges attached hereto as Schedule B for all amounts financed through EcoReady for Products, to be accounted for and invoiced by EcoReady on a monthly basis;

c.           For the Sales and Marketing Services, EcoReady shall be paid as follows;

i.	When acting as sales representative, at the highest rate and on the best terms offered by Firebird to its sales representatives generally, payable on receipt of payments from such customers.

ii.	When acting as a distributor, EcoReady will pay the lowest price paid by any other distributor.

5.           Manager Approval.  All Supply Chain Management Services, Financing Services and Sales and Marketing Services to be performed by EcoReady pursuant to this Agreement (collectively, the “Services”) shall at all times be coordinated with the Manager as defined under the Management Agreement dated April 30, 2010 between Firebird and the Manager, and all decisions concerning the cost and expenses to purchase and import the Products, the price and terms with respect to the sale of the Products to Firebird’s customers and all fees, interest and charges for the Financing Services shall require the prior written consent of the Manager.  The parties expressly agree that EcoReady shall not have any authority to execute documents on behalf of Firebird or enter into any contract or binding agreement on behalf of Firebird without the prior written consent of the Manager.

6.           Effective Date.  This Agreement shall be effective as of the date of the closing of the transactions contemplated by the Membership Interest Purchase Agreement pursuant to which EcoReady became a member of Ventures (the “Effective Date”).

7.           Guaranteed Payments.  Nothing in this Agreement shall be construed to be a guaranteed payment, profit distribution, or other limited member share distribution pursuant to the Operating Agreement of Ventures.

8.           Term.  The term of this Agreement shall continue so long as EcoReady is a member of Ventures (the “Term”); provided, however, Firebird shall have the right to terminate this Agreement or any one or more of the Services to be performed by EcoReady upon sixty (60) days written notice to EcoReady, provided, further, that such termination shall not be effective with respect to any Products for which Firebird has used the Financing Services until the financing for such Products has been paid in full.

9.           Dispute Resolution.  The Dispute Resolution Procedures set forth in Exhibit “A” are incorporated herein by this reference.

10.           Indemnification.  EcoReady and Firebird shall each indemnify, hold harmless and defend the other and their respective, successors, assigns, affiliates, members, Manager, officers, agents and employees against all claims, losses or liability caused by or arising out of the indemnifying party’s actions or omissions that constitute criminal activity, willful misconduct, fraud, or a knowing violation or breach of this Agreement.

11.           Non-Compete.  EcoReady covenants and agrees that at all times during the Term and for a period equal to the actual elapsed Term of this Agreement but not less than eighteen (18) months after the termination of this Agreement and not to exceed three (3) years after the termination of this Agreement, it and its affiliates will not, whether directly or indirectly (whether for compensation or otherwise), individually or as a partner, lender, member, joint venturer, employee, agent, salesman, advisor, representative, independent contractor, of any person, firm, association, corporation, partnership, limited liability company or joint venturer, or as a stockholder of any corporation, engage or invest in, own, manage, operate, finance or control, or participate in the ownership, management, operation, financing, or control of, or be employed by, associated with, assist, consult with or in any manner be connected with, or lend its name or credit to, or provide consulting services, financial resources or advice to, enter into or engage in any business anywhere in the world that is engaged in developing, designing, manufacturing, selling or distributing lighting systems for roadway and area-lighting applications which are similar to the products sold by the Company during the Term.  The foregoing provisions shall not apply to investments in shares of stock of a corporation traded on a national securities exchange or on the national over-the-counter market which shall constitute less than one percent (1%) of the outstanding shares of such stock of such corporation or EcoReady’s ownership interest in Ventures.

11.           General Provisions.

a.           Notices.  Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to an officer of the person to whom the same is directed, or sent by registered or certified United States mail return receipt requested, or by nationally recognized overnight delivery service, addressed as follows:  if to EcoReady at 1365 N. Courtenay Parkway, Suite A, Merritt Island, Fl 32953, or to such other address as may be specified from time to time by notice to Firebird; if to Firebird at 247 West 30th Street, Floor 11, New York, New York 10001, or to such other address as may be specified from time to time by notice to EcoReady.  Any such notice shall be deemed to be delivered, given, and received for all purposes as of the date and time of actual receipt.

b.           Confidentiality.Subject to Section 12b(2), EcoReady and Firebird shall treat confidentially all information relating to the other and its respective business (the “Confidential Information”), except for those portions of the Confidential Information that become generally available to the public other than as a result of unauthorized disclosure by such party, or were available or become available to such party on a non-confidential basis, provided that the source of such information was not bound by any obligation of confidentiality with respect to such material.  EcoReady and Firebird shall use the Confidential Information only in connection with this Agreement or to enforce it’s rights or obligations under this Agreement or defend a claim related hereto and not for any other purpose.  EcoReady and Firebird shall cause any Manager, officer, director, employee or other representative of such party to comply with the foregoing confidentiality obligations, and EcoReady and Firebird shall be responsible for any breach of the terms hereof by any such person.

(2)    If a party receiving any Confidential Information is requested or required to disclose any Confidential Information pursuant to any request of a governmental authority or self-regulatory organization, any law, rule or regulation or in any legal proceeding or similar process, then to the extent permitted by law, such party shall give the non-disclosing party prompt written notice of such request or requirement so that the non-disclosing party may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and, to the extent permitted by law, the disclosing party subject to such request or requirement shall cooperate with the non-disclosing party to obtain such protective order.  If such protective order or other remedy or protection is not obtained, the disclosing party from which the disclosure is sought shall be permitted to disclose such Confidential Information, but shall use reasonable efforts to disclose and only that portion of the Confidential Information that is legally requested or required to be disclosed.  Notwithstanding the foregoing or anything else to the contrary herein, EcoReady and Firebird may disclose, without any liability hereunder, that portion (and only that portion) of the Confidential Information that is requested or required by any governmental authority or regulatory body having jurisdiction over such party whether in connection with an audit, examination or otherwise.

c.      Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of EcoReady and Firebird, and their respective heirs, legatees, legal representatives, and permitted successors, transferees, and assigns.

d.     Construction.  Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.  No provision of this Agreement is to be interpreted as a penalty upon, or a forfeiture by, any party to this Agreement.  The parties acknowledge that each party to this Agreement, together with such party’s legal counsel, has shared equally in the drafting and construction of this Agreement and, accordingly, no court construing this Agreement shall construe it more strictly against one party hereto than the other.

e.     Headings; Interpretation; Treatment of Affiliates and Permitted Transferees.  The section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.  All references to days or months shall be deemed references to calendar days or months.  All references to “$” shall be deemed references to United States dollars.  Unless the context otherwise requires, any reference to a “Section” or “Exhibit” shall be deemed to refer to a section of this Agreement or Exhibit to this Agreement, as applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

f.     Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, then (a) such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement and (b) the parties agree to negotiate in good faith to draft a new legal and enforceable provision that to the maximum extent possible under applicable law comports with the original intent of the parties and maintains the economic and other terms to which the parties originally agreed.

g.     Additional Documents.  Each party to this Agreement agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

h.      Variation of Pronouns.  All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

i.     Governing Law; Consent to Exclusive Jurisdiction; Dispute Resolution.  The laws of the State of New York shall govern the validity of this Agreement, and the construction and interpretation of its terms.  All disputes between or among the parties arising out of or in any way connected with the Services to be provided hereunder or the execution, interpretation and performance of this Agreement shall be solely and finally settled in accordance with the Dispute Resolution Exhibit attached hereto as Exhibit A.

j.      Counterpart Execution; Facsimile Execution.  This Agreement may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document.  Such executions may be transmitted to the other parties by facsimile or e-mail and such facsimile or e-mail execution shall have the full force and effect of an original signature.  All fully executed counterparts, whether original executions or facsimile executions or a combination, shall be construed together and shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement, intending to be bound by its terms.

ECOREADY CORPORATION

By: /s/ Boris Rubizhevsky
      Boris Rubizhevsky, President and CEO

FIREBIRD RESEARCH, LLC

By: /s/ EDWARD MALLOY
       Chairman

EXHIBIT A

Dispute Resolution Exhibit

Mandatory Arbitration.  All disputes, claims, or controversies arising out of or relating to this Agreement or between or among any party to the Agreement that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before the American Arbitration Association or its successor.  The arbitration shall be held in New York, New York before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by the American Arbitration Association unless specifically modified herein.

Process.  The parties covenant and agree that the arbitration shall commence within thirty (30) days of the date on which a written demand for arbitration is filed by any party.  In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses; however, the arbitrator shall not have the power to order the taking of depositions, the answering of interrogatories or the response to requests for admission.  In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all Persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert.  The arbitrator’s decision and award shall be made and delivered within ninety (90) days of the selection of the arbitrator.  The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability.  The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages, and each party hereby irrevocably waives any claim to such damages.

Expenses, Injunctive Relief, Enforceability, Etc.  The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs.  The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding.  Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award.  This Exhibit A applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.  The provisions of this Exhibit A shall be enforceable in any court of competent jurisdiction.